DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                       September 30,      December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  426,436       $  389,413
PROPERTY                                  3,504,462        3,856,310
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             327,864          364,645
OTHER ASSETS                                 21,684           21,684

TOTAL                                    $4,280,446       $4,632,052

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  660,174       $  610,006

PARTNERS' EQUITY:
     General Partners                       (71,577)         (67,560)
     Limited Partners                     3,691,849        4,089,606

  Total partners' equity                  3,620,272        4,022,046

TOTAL                                    $4,280,446       $4,632,052

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                       September 30,    September 30,
                                           1997             1996
REVENUES:
Rental Income                            $  428,743       $  407,863
Interest                                      1,799            2,719
     Total revenues                         430,542          410,582

EXPENSES:

Operating Expenses                          247,659          253,892
General and administrative                   37,647           33,965
     Total expenses                         285,306          287,857

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             145,236          122,725
   EQUITY IN INCOME OF REAL ESTATE           24,611           24,134

NET INCOME                               $  169,847       $  146,859


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  168,149       $  145,390
    General partners                          1,698            1,469

TOTAL                                    $  169,847       $  146,859

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.01       $     6.06


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                                      September 30,     September 30,
                                           1997             1996


REVENUES:

Rental Income                          $1,267,821       $1,220,928
Interest                                    5,191            8,075
Total Revenues                          1,273,012        1,229,003

EXPENSES:
Operating Expenses                        781,159          747,581
General and Administrative                141,867          137,132
Total Expenses                            923,026          884,713

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              349,986          344,290

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       66,421           67,095

NET INCOME                               $416,407         $411,385


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          412,243          407,271
General Partners                            4,164            4,114

TOTAL                                     416,407          411,385

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $17.18           $16.97

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1995           ($61,424)     $4,697,074   $4,635,650

NET INCOME                               4,114         407,271      411,385
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1996          ($65,491)     $4,294,345   $4,228,854

EQUITY AT DECEMBER 31, 1996           ($67,560)     $4,089,606   $4,022,046

NET INCOME                               4,164         412,243      416,407
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1997          ($71,577)     $3,691,849   $3,620,272


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                    September 30,     September 30,
                                        1997              1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 416,407        $411,385

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Distributions in excess
      	of earnings in
       real estate joint venture          36,779          33,256

     Changes in assets and
      	liabilities:

     Decrease in other assets                  0          39,012
     Increase in liabilities              50,168          36,063

Net cash provided by
  operating activities                   855,204         871,566

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0         (19,800)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (818,181)

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                       37,023          33,585

CASH AND CASH EQUIVALENTS:

     At beginning of period              389,413         445,657
     At end of period                  $ 426,436        $479,242


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1997, and for the periods ended September 30, 1997, and 1996 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at September 30, 1997, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 5,895,176)
        Property - Net                       $  3,504,462



3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 1997, and 1996 is as follows:

                                   1997                    1996
     Revenue                     $489,546                $476,294
     Operating Expenses           268,143                 252,644
     Net Income                  $221,403                $223,650


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.